EXHIBIT 99.1

ENGlobal Reports Second Quarter 2013 Results

HOUSTON, Aug. 9, 2013 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related engineering and automation services, announced today its financial results for the second quarter ended June 29, 2013.

Second Quarter 2013 Highlights Compared to Second Quarter 2012:

  $0.06 loss per share, an improvement from a loss per share of $0.37
  Revenue of $50.6 million, a decrease of 14.5%
  Gross profit margin as a percentage of revenue of 10.9%, an increase from 8.8%
  Overall SG&A decreased from $7.9 million to $6.4 million

ENGlobal reported a net loss of approximately $1.7 million, or $(0.06) per share, from both continuing and discontinued operations for the quarter ended June 29, 2013. This compares to a net loss of approximately $9.8 million, or $(0.37) per share, and a net loss from continuing operations of approximately $8.3 million, or $(0.31) per share, for the quarter ended June 30, 2012. Second quarter 2013 revenues decreased to $50.6 million, 14.5% lower than the $59.2 million for the second quarter of 2012, primarily due to lower engineering, procurement and construction (EPC) project revenues in the Engineering and Construction segment and the conclusion of several projects in the fabrication division of the Automation segment in 2012.

"The impending divestiture of our Gulf Coast engineering and in-plant operations to Furmanite will result in a major transformation of our business," said William A. Coskey, P.E., Founder and Chief Executive Officer of ENGlobal. "The transaction is expected to close by the end of August, and the corporate services transition is expected to be substantially complete by the end of 2013."

Mr. Coskey continued. "In effect, this transaction serves as a directional change for ENGlobal. We will have a fresh start and our management team will now have the freedom to pursue strategic opportunities that we believe will ultimately grow the Company. Through the balance of this year, we will firm up the new goals for our Company's future – and look forward to communicating our short- and long-term plans during that time."

The Company's gross profit margin as a percentage of revenue increased to 10.9% in the three months ended June 29, 2013 as compared to 8.8% for the three months ended June 30, 2012.  The primary reason for this increase is reduced variable costs and improved efficiencies in the Automation segment.

The following table illustrates the composition of the Company's revenue and profitability for the three months ended June 29, 2013 and June 30, 2012, respectively:

	Quarter Ended				Quarter Ended
(dollars in millions)	June 29, 2013				June 30, 2012
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$40,341	79.6%	9.8%	4.5%	44,816	56.4%	8.0%	2.2%
Automation	10,307	20.4%	15.2%	7.3%	14,335	18.0%	11.2%	4.1%
Discontinued Operations	—	—%	—%	—%	20,354	25.6%	5.2%	0.5%
Consolidated	$50,648	100.0%	10.9%	5.1%	$79,505	100.0%	7.9%	2.1%

Overall, selling, general and administrative ("SG&A") expenses decreased $1.5 million, or 19%, from $7.9 million in the three months ended June 30, 2012 to $6.4 million for the three months ended June 29, 2013. As a percentage of revenue, SG&A decreased to 12.6% for the three months ended June 29, 2013, from 13.3% for the comparable period in 2012.

The amount outstanding under the Company's credit facility was $26.8 million at December 29, 2012, $14.7 million at June 29, 2013 and $12.5 million at August 7, 2013. These decreases were primarily due to the release of restricted cash related to the expiration of the Company's Ex-Im Letter of Credit Facility and the liquidation of the working capital of its divested business units.

On July 5, 2013, the Company entered into a definitive agreement under which its Gulf Coast engineering and in-plant operations will be sold to Furmanite America, Inc., a subsidiary of Furmanite Corporation (NYSE:FRM). The total value of the transaction to ENGlobal is expected to be approximately $21.5 million, consisting primarily of cash at closing and a $3.5 million promissory note issued with a Furmanite Corporation guarantee. ENGlobal intends to use the net proceeds from this transaction to repay its outstanding debt and for working capital purposes. The transaction has been approved by the boards of directors for both companies, and is expected to close on or around August 30, 2013, subject to lender approval and the completion of customary conditions.

The Company's Quarterly Report on Form 10-Q for the quarter ended June 29, 2013 will be filed with the Securities and Exchange Commission later today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering & Construction. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, and related information technology. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to comply with the terms of the forbearances under the PNC Credit Facility; (2) our ability to obtain an extension of the forbearance periods under the PNC Credit Facility or otherwise obtain the cure or waiver of defaults under the PNC Credit Facility; (3) our ability to consummate the proposed divestiture of our Gulf Coast engineering and in-plant operations and receive the anticipated benefit from the contemplated transactions; (4) whether the exploration and consideration of strategic alternatives will result in any transaction and such transaction's effects on the Company and its stockholders; (5) our ability to achieve profitability and sustainable positive cash flow from our operations; (6) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the Financial Accounting Standards Board; (7) the effect of changes in the business cycle and downturns in local, regional and national economy and our ability to respond appropriately to the current worldwide economic financial situation;(8) the effect on the Company's competitive position within its market area in view of, among other things, the increasing consolidation within its services industries, including the increased competition from larger regional and out-of-state engineering and professional service organizations; (9) the effect of increases and decreases in oil prices; (10) the availability of parts from vendors; (11) our ability to collect accounts receivable in a timely manner; (12) our ability to accurately estimate costs and fees on fixed-price contracts; (13) our ability to hire and retain qualified personnel; (14) our ability to retain existing customers and get new customers; (15) our ability to mitigate losses; (16) our ability to achieve our business strategy while effectively managing costs and expenses; (17) our ability to estimate exact project completion dates; (18) our ability to effectively monitor business done outside of the United States; (19) our ability to realize the benefits of the sale of our Field Solutions segment, including our ability to collect accounts receivables; (20) the performance of the energy sector; and (21) the effect of changes in laws and regulations with which the Company must comply, and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable. The Company cautions that the foregoing list of important factors is not exclusive. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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Statement of Operations
(dollars in thousands, except losses per share)

	Quarter Ended
	June 29, 2013	June 30, 2012

Operating revenues	$ 50,648	$ 59,151
Operating costs	45,136	53,953
Gross profit	5,512	5,198

Selling, general and administrative expenses	6,367	7,880
Operating loss	(855)	(2,682)

Other income (expense):
Other income (expense), net	(211)	(4)
Interest expense, net	(422)	(375)

Loss from continuing operations before income taxes	(1,488)	(3,061)

Provision for federal and state income taxes	99	5,195
Loss from continuing operations	$ (1,587)	$ (8,256)

Income from discontinued operations, net of taxes	—	(1,571)

Net income (loss)	$ (1,587)	$ (9,827)

Income (Loss) per common share - basic and diluted:
Loss from continuing operations	$ (0.06)	$ (0.31)
Income from discontinued operations	—	(0.06)
Net income (loss)	$ (0.06)	$ (0.37)

Weighted average shares used in computing losses per share -- basic (in thousands):	27,041	26,806
Weighted average shares used in computing losses per share - diluted (in thousands):	27,200	26,806

Selected Balance Sheet Information (in thousands):
	As of
	June 29, 2013	December 29, 2012

Cash (1)	$ 784	$ 738
Working capital	13,255	13,303
Property and equipment, net	2,233	2,997
Total assets	59,374	78,687
Long-term debt, net of current portion	14,688	26,829
Stockholders' Equity	25,737	25,299

(1) ENGlobal uses its cash position to pay down its credit facility.
CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com